SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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MIDWAY GAMES INC.
(Name of Registrant as Specified in Its Charter)

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MIDWAY GAMES INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 22, 2006

To the Stockholders of Midway Games Inc.:
You are cordially invited to attend the Annual Meeting of Stockholders of Midway Games Inc. (“Midway”). The meeting will be held on Thursday, June 22, 2006, at 9:00 a.m. Central Time in the LaSalle Room, 21st Floor, of the Bank of America Building, 231 South LaSalle Street, Chicago, Illinois 60604, to consider and act upon the following matters:
1. To elect a board of eight (8) directors;
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and
3. To transact such other business as properly may come before the meeting or any adjournment or adjournments of the meeting.
Only stockholders of record at the close of business on April 24, 2006 are entitled to notice of and to vote at our 2006 annual meeting and any adjournments thereof. A list of the stockholders entitled to vote at the annual meeting will be available for examination by any stockholder of Midway for any purpose germane to the annual meeting during regular business hours at our principal executive offices for the ten-day period prior to the annual meeting and will be available at the meeting.
If you are planning to attend the meeting in person, you will be required to present proper government-issued photo identification (e.g., driver’s license or passport) to enter the meeting. Packages and bags may be inspected, and packages may have to be checked, among other measures that may be employed to enhance the security of those attending the meeting. These security procedures may require additional time, so please plan accordingly.
Sumner M. Redstone, directly and indirectly through National Amusements Inc. (“NAI”) and Sumco, Inc. (“Sumco”), beneficially owned a total of over 87% of our common stock as of the record date. Mr. Redstone is the controlling stockholder for each of NAI and Sumco. Mr. Redstone’s daughter, Shari E. Redstone, as President of each of NAI and Sumco, has sole authority to exercise voting rights of the common stock beneficially owned by NAI and Sumco. Mr. Redstone and Ms. Redstone have advised us that they intend to cause all of their shares to be voted in favor of each of the matters listed above. Therefore, election of all the nominees and approval of the other proposal is assured.

By Order of the Board of Directors,

Deborah K. Fulton
Senior Vice President,
Secretary and General Counsel

Chicago, Illinois
April 28, 2006

YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 — ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION FOR FISCAL 2005
CORPORATE PERFORMANCE GRAPH
EMPLOYMENT AGREEMENTS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PROPOSAL 2: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
OTHER MATTERS

ANNUAL MEETING OF STOCKHOLDERS
OF
MIDWAY GAMES INC.

PROXY STATEMENT

Introduction

Midway Games Inc. is furnishing this proxy statement to you in connection with our solicitation of proxies to be voted at our Annual Meeting of Stockholders. The meeting is scheduled to be held in the LaSalle Room, 21st Floor, of the Bank of America Building, 231 South LaSalle Street, Chicago, Illinois 60604, on Thursday, June 22, 2006, at 9:00 a.m. Central Time, or at any proper adjournments. The mailing address of our principal executive offices is 2704 West Roscoe Street, Chicago, Illinois 60618.

If you properly execute and return your proxy card, it will be voted in accordance with your instructions. If you return your signed proxy but give us no instructions as to one or more matters, the proxy will be voted on those matters in accordance with the recommendations of our Board of Directors as indicated in this proxy statement. You may revoke your proxy, at any time before it is voted, by written notice to us, by submission of another proxy bearing a later date or by voting in person at the meeting. Your revocation will not affect a vote on any matters already taken. Your mere presence at the meeting will not revoke your proxy.

This solicitation is made by Midway Games Inc. We are mailing this proxy statement and the accompanying form of proxy beginning on or about April 28, 2006, to our stockholders of record on April 24, 2006 (the “Record Date”). In addition to the solicitation of proxies by use of the mails, some of our officers, directors and other employees may also solicit proxies personally or by mail, courier, electronic mail, telephone or facsimile transmission, but they will not receive additional compensation for those services. We will ask brokerage firms, custodians, banks, nominees and other fiduciaries holding shares of our common stock in their names to forward proxy soliciting material to their principals, and we will reimburse them for their reasonable out-of-pocket expenses. There will not be any costs in connection with this solicitation, except for the costs of preparation, printing and mailing this proxy statement and our annual report to stockholders, the cost of which will be borne by Midway.

Only holders of our common stock, $.01 par value per share, of record at the close of business on the Record Date will be entitled to vote at our annual meeting or any adjournments. There were 91,351,225 shares of our common stock outstanding on the Record Date (excluding treasury shares). Each share of our common stock entitles the holder to one vote on each matter at the meeting.

Approval of Proposals

The affirmative vote of a plurality of the shares of our common stock present in person or by proxy is required to elect directors, and the affirmative vote of a majority of our common stock present and entitled to vote is required to approve the other proposal.

As of the Record Date, Sumner M. Redstone and his related parties controlled over 87% of our outstanding common stock. See “Security Ownership of Certain Beneficial Owners and Management” below. Mr. Redstone and Shari E. Redstone have advised us that they intend to cause all the shares of our common stock beneficially owned by Mr. Redstone, NAI and Sumco, to be voted in favor of each of the proposals described in this proxy statement, which will ensure the approval of each such proposal at the meeting. Ms. Redstone, as President of each of NAI and Sumco, has sole authority to exercise voting rights of the common stock beneficially owned by NAI and Sumco. Our directors have also advised us that they intend to vote in favor of each proposal.

Through their ownership of our common stock, Mr. Redstone and his related parties control the outcome of corporate actions that require the approval of our stockholders, including the election of our directors, among others. Mr. Redstone serves as Executive Chairman of the board of directors of Viacom Inc. (“Viacom”) and Chairman of the board of directors of CBS Corporation (“CBS”), an affiliate of Viacom. Mr. Redstone’s daughter, Shari E. Redstone, is the Vice Chairwoman of our Board of Directors; the Non-Executive Vice Chair of both the boards of directors of Viacom and CBS; and President of both NAI and Sumco. As President of each of NAI and Sumco, Ms. Redstone has sole authority with respect to each company’s investments in our company, including sole voting and investment power with respect to shares of our common stock. Another member of our Board, Joseph A. Califano, Jr., serves on the board of directors of CBS. Mr. Califano served on the Viacom board of directors from 2003 until the split of Viacom and CBS in 2005.

In public filings, Mr. Redstone reported that he has engaged a financial advisor to provide services in connection with the evaluation of a possible “going private” or other transaction. In public filings, he also stated that Midway could be considered as a potential Viacom acquisition candidate. In 2004 Viacom established an Ad Hoc Committee on Electronic Games to consider any proposed transactions or business arrangements between Viacom and Midway. According to Viacom’s proxy statement for its 2005 annual meeting filed with the Securities and Exchange Commission, that committee was comprised of three independent directors who were disinterested with respect to matters relating to Midway. According to Viacom’s proxy statement for its 2006 annual meeting filed with the Securities and Exchange Commission, it dissolved the Ad Hoc Committee in connection with the separation of Viacom and CBS on December 31, 2005. Neither Mr. Redstone nor Viacom has made any proposals to Midway regarding any proposed material corporate transactions or business arrangements. Midway also has formed a special independent committee to consider any proposed transactions between Midway and Mr. Redstone or any of his affiliates, comprised of three independent directors who are disinterested with respect to matters relating to Mr. Redstone and his affiliates. See “Corporate Governance — Committees of the Board of Directors” below.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth information as of the Record Date, except as otherwise noted in the footnotes, about persons that, to our knowledge, beneficially own more than 5% of the outstanding shares of our common stock:

	Number of Shares		Percentage of
	of Common Stock		Outstanding
Name and Address of Beneficial Owner	Beneficially Owned		Common Stock(1)

Sumner M. Redstone	80,028,766	(2)	87.6%
200 Elm Street Dedham, MA 02026
NAI	22,376,979	(2)	24.5%
200 Elm Street Dedham, MA 02026
Sumco, Inc.	32,784,673	(2)	35.9%
200 Elm Street Dedham, MA 02026

(1)	Percentage calculations are based on 91,351,225 shares outstanding on the Record Date, excluding treasury shares.

(2)	Based upon a Schedule 13D filed with the Securities and Exchange Commission by Sumner M. Redstone on December 28, 2005, Mr. Redstone reported direct ownership of 24,867,114 shares and indirectly, through NAI, a Maryland corporation, 22,376,979 shares (shared voting power) and indirectly, through Sumco, a Delaware corporation, 32,784,673 shares (shared voting power) of our common stock. Mr. Redstone’s shares do not include 17,500 shares held by his wife, Paula Redstone, with respect to which shares Mr. Redstone disclaims beneficial ownership. As a result of his stock ownership in NAI and Sumco, Mr. Redstone is deemed the beneficial owner of the shares of common stock owned by NAI and Sumco.

Stockholdings of Directors, Nominees and Executive Officers

The following table sets forth, as of the Record Date, information about the beneficial ownership of our common stock by each of our directors, director nominees and the executive officers named in the Summary Compensation Table below and by all of our directors and our executive officers as a group:

	Number of Shares of		Percentage of
	Common Stock		Outstanding
Name of Beneficial Owner	Beneficially Owned(1)		Common Stock(2)

Steven M. Allison	45,000		**
William C. Bartholomay*	141,983(3)		**
Mark S. Beaumont(#)	0		0%
Matthew V. Booty	126,125	(3)	**
Peter C. Brown*	0		0%
Joseph A. Califano, Jr.*	10,000		**
Kenneth D. Cron*	0		0%
Miguel Iribarren	80,000	(3)	**
Thomas E. Powell	55,000	(3)	**
Shari E. Redstone*	55,171,233	(4)	60.4%
Ira S. Sheinfeld*	116,864	(3)	**
Robert J. Steele*	0		0%
Robert N. Waxman*	25,000	(3)	**
David F. Zucker	1,341,067	(5)	1.5%
Directors and Executive Officers as a Group(15 persons)	57,188,442	(6)	62.6%

*	Nominee for director

**	Less than 1%

(#)	Mr. Beaumont’s employment with us terminated on August 19, 2005.

(1)	Under Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, shares underlying options are deemed to be beneficially owned if the holder of the option has the right to acquire beneficial ownership of the underlying shares within 60 days. Percentage calculations are based on 91,351,225 shares outstanding on the Record Date, excluding treasury shares.

(2)	Percentage calculations are based on 91,351,225 shares outstanding on the Record Date, excluding treasury shares.

(3)	Includes 96,613, 81,125, 50,000 10,000, 95,063 and 17,000, shares of common stock underlying stock options for Messrs. Bartholomay, Booty, Iribarren, Powell, Sheinfeld, and Waxman, respectively.

(4)	Includes 55,161,652 shares (60.4%) owned by NAI and Sumco as of the Record Date. As a director, President and shareholder of NAI, Ms. Redstone may be deemed a beneficial owner of NAI’s shares of our common stock. Also, as President of Sumco, Ms. Redstone has voting and investment power with respect to shares of our common stock held by Sumco and therefore may be deemed a beneficial owner of Sumco’s shares of our common stock.

(5)	Includes 1,178,149 shares of common stock underlying stock options. Also includes 72,918 shares of common stock issued under a Restricted Stock Agreement between Mr. Zucker and Midway dated as of May 6, 2003. The period of restriction on these shares lapses on May 1, 2006 if Mr. Zucker continues to be employed by us on that date. If Mr. Zucker’s employment is terminated by us for “cause” or by Mr. Zucker without “good reason”, as these terms are defined in the restricted stock agreement, then Mr. Zucker would forfeit the shares for which the restrictions had not lapsed.

(6)	Includes an aggregate of 1,552,950 shares of common stock underlying stock options.

PROPOSAL 1 — ELECTION OF DIRECTORS

Upon the recommendation of the Nominating Committee, the eight persons named below have been nominated for election as directors to serve until the next annual meeting of stockholders and until their respective successors are elected and shall qualify. Of our incumbent directors, all seven will stand for re-election, as indicated by the asterisks (*) in the table below. Shari E. Redstone is the daughter of Sumner Redstone and is President and a director of NAI, a director of Viacom and CBS and President of Sumco. Joseph A. Califano, Jr. is a director of CBS and served on the Viacom board of directors from 2003 until the split of Viacom and CBS in 2005. Robert J. Steele is the Vice President — Strategy and Corporate Development of NAI.

If any of the nominees are unable to serve as directors, an event which the Board does not anticipate, the proxies will be voted in favor of those nominees who do remain as candidates, except as you otherwise specify on your proxy card, and may be voted for substituted nominees designated by the Board.

Name of		Director
Nominee (Age)	Position with Company; and Principal Occupation	Since

Kenneth D. Cron*(49)	Chairman of the Board; Private Investor	2004
Shari E. Redstone*(52)	Vice Chairwoman of the Board; Non-Executive Vice Chair of Viacom and CBS; President of NAI and Sumco	2004
William C. Bartholomay*(77)	Director; Group Vice Chairman, Willis Group Holdings, Ltd.	1996
Peter C. Brown*(47)	Director; Chairman of the Board, Chief Executive Officer and President, AMC Entertainment Inc.	2005
Joseph A. Califano, Jr.*(74)	Director; Chairman and President, National Center on Addiction and Substance Abuse at Columbia University	2004
Ira S. Sheinfeld*(68)	Director; Attorney, Hogan & Hartson L.L.P.	1996
Robert J. Steele(52)	None; Vice President — Strategy and Corporate Development, NAI	n/a
Robert N. Waxman*(69)	Director; Principal, Corporate Finance Advisory	2003

*	Incumbent director

Biographical Information on Nominees

William C. Bartholomay joined our Board in 1996. Mr. Bartholomay was appointed Group Vice Chairman of Willis Group Holdings, Ltd. and Vice Chairman of its principal U.S. subsidiary, Willis North America, a global insurance brokerage, in August 2003. For more than five years prior to this appointment, Mr. Bartholomay served as President and a director of Near North National Group, insurance brokers in Chicago, Illinois. He has served as Vice Chairman of Turner Broadcasting System, Inc., a division of AOL-Time Warner, Inc. since 1994, having also held that office from 1976 to 1992. He is Chairman Emeritus of the Board of the Atlanta Braves baseball team. Until December 15, 2005, Mr. Bartholomay was a director of WMS Industries Inc. (“WMS”) and served on its audit committee. He is also a director and audit committee member of International Steel Group Inc.

Peter C. Brown joined our Board in 2005. Mr. Brown has been the Chairman of the Board, Chief Executive Officer and President of AMC Entertainment Inc. since July 1999. Prior to that, Mr. Brown had served as the Chief Financial Officer of AMC since 1991. Mr. Brown serves on the board of National CineMedia LLC, a cinema advertising company, and will join the Board of Directors of Embarq Corporation, a new company that Sprint Nextel Corporation expects to spin-off in the second quarter of 2006, which will own and operate Spring Nextel’s local telecommunications business. Mr. Brown’s service on the EMBARQ board will begin at the time of Embarq’s separation from Sprint Nextel. Mr. Brown is also the Co-Chairman of the Board and Co-Chief Executive Officer of Movietickets.com, Inc., together with Shari E. Redstone.

Joseph A. Califano, Jr. joined our Board in 2004. Since 1979, Mr. Califano has served as Chairman and President, National Center on Addiction and Substance Abuse at Columbia University. Mr. Califano is an adjunct professor of public health at Columbia University’s Medical School and School of Public Health, and a member of the Institute of Medicine of the National Academy of Sciences. Mr. Califano is a director of CBS and Willis Group Holdings, Ltd. Mr. Califano served on the board of Viacom from 2003 until the split of Viacom and CBS in 2005. Among other distinguished government positions, Mr. Califano served as Secretary, U.S. Department of Health, Education & Welfare from 1977 to 1979 and as President Lyndon Johnson’s chief domestic advisor from 1965 to 1969. Mr. Califano is the author of ten books.

Kenneth D. Cron joined our Board in 2004. Mr. Cron is a Director of Computer Associates International, Inc., a management software company, and served as interim Chief Executive Officer of Computer Associates International, Inc. from April 2004 to February 2005. From June 2001 to January 2004, Mr. Cron was Chairman and Chief Executive Officer of Vivendi Universal Games, Inc., a global leader in the publishing of online, PC and console-based interactive entertainment. Vivendi Universal Games is a division of Vivendi Universal, S.A. From March 2001 to June 2001, Mr. Cron served as Chief Executive Officer of the Flipside Network, now a part of Vivendi Universal Net USA. He was Chairman and Chief Executive Officer of Uproar Inc. from 1999 to March 2001, when Uproar was acquired by Flipside.

Shari E. Redstone joined our Board in 2004. Ms. Redstone has been President of NAI since 2000 and served as Executive Vice President of NAI from 1994 to 2000. She is also a director of NAI. NAI, a closely held company, operates cinemas in the United States, the United Kingdom and Latin America and is also the controlling stockholder of Viacom and CBS. Ms. Redstone also serves as President of Sumco, a company owned by NAI and Sumner M. Redstone. Ms. Redstone is Chairman and Chief Executive Officer of Rising Star Media, a company established in partnership with NAI to build luxury-style cinemas in Russia. Ms. Redstone is a member of the Board of Directors and Executive Committee for the National Association of Theatre Owners, is Chairman and Chief Executive Officer of CineBridge Ventures, Inc. and is Co-Chairman and Co-Chief Executive Officer of MovieTickets.com with Mr. Brown. Ms. Redstone is also the Non-Executive Vice-Chair of the board of directors of both Viacom and CBS. Ms. Redstone is the daughter of Sumner M. Redstone, our controlling stockholder.

Ira S. Sheinfeld joined our Board in 1996. He has been a partner of the law firm of Hogan & Hartson L.L.P., and its predecessor law firm, Squadron, Ellenoff, Plesent & Sheinfeld LLP, New York, New York for over five years. Mr. Sheinfeld is a director of WMS.

Robert J. Steele will join our Board upon his election by our stockholders at the annual meeting. Mr. Steele has been Vice President — Strategy and Corporate Development of NAI since January 2004. From July 1997 to January 2004 Mr. Steele provided business consulting services to a variety of clients and was a private investor. In addition, from 1998 to 1999, Mr. Steele served as Chief Executive Officer of Adventure Entertainment, Inc. and from 2000 to 2001 he served as Chief Executive Officer of Spectrum Clubs Inc. From January 1991 to June 1997 Mr. Steele served PepsiCo in various officer positions, including president of PepsiCo Restaurants Europe and president of PepsiCo Restaurants South Pacific.

Robert N. Waxman, a CPA in public practice, joined our Board on December 31, 2003. Mr. Waxman has been a Principal of Corporate Finance Advisory, a New York-based accounting and consulting firm since 1992. Mr. Waxman was a partner of Deloitte & Touche LLP, an international accounting and consulting firm, where he served as National Director of SEC Practice and partner-in-charge of the Financial Services Programs, among other Executive and New York Practice Office positions. He was with Deloitte & Touche from 1962 to 1991. He is a member of the Board of Directors of the New York State Society of CPAs, serves on the editorial board of The CPA Journal and is an audit committee member of a large not-for-profit organization.

Required Vote

The affirmative vote of a plurality of the shares of our common stock present in person or by proxy at the annual meeting is required to elect the directors.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ABOVE NOMINEES FOR ELECTION AS DIRECTORS.

CORPORATE GOVERNANCE

The Board of Directors

Our Board of Directors is our ultimate decision-making body, responsible for overseeing our affairs, except with respect to those matters reserved to the stockholders by law or under our By-laws. The Board has adopted Corporate Governance Principles and a Code of Business Conduct and Ethics, each of which can be viewed on our Internet website at www.investor.midway.com. These documents describe the responsibilities of our directors, the organization of our Board and other key corporate governance matters. We will provide a copy of these documents to stockholders, without charge, upon written request addressed to Midway Games Inc., 2704 West Roscoe Street, Chicago, IL 60618, Attention: Investor Relations.

“Controlled Company” Exemptions.  Our common stock is listed for trading on the New York Stock Exchange. The listing standards of the New York Stock Exchange impose requirements on the board of directors and committees of listed issuers that include, among others, the following requirements:

•	A majority of the members of the board of directors must qualify as “independent” directors who have no material relationship with the issuer other than serving as a director and who meet the other requirements of independence set forth in Section 303A.02 of the listing standards of the New York Stock Exchange;

•	Issuers have a nominating and corporate governance committee (or committees that are responsible for each of these functions) composed entirely of independent directors; and

•	Issuers have a compensation committee composed entirely of independent directors.

The New York Stock Exchange permits “controlled companies” to take advantage of exemptions from the above three requirements. For these purposes, a controlled company is a company of which more than 50% of the voting power is held by an individual, a group or another company. Since Mr. Redstone’s ownership of our common stock exceeds 50%, we are a controlled company. However, our Board of Directors has determined that, at present, we will not elect to take advantage of any of the above exemptions from the New York Stock Exchange listing standards.

Director Independence.  It has been our policy, and unless we elect to rely on a controlled company exemption it is a requirement of the listing standards of the New York Stock Exchange, that a majority of the members of our Board must qualify as “independent” directors who have no material relationship with us, other than serving as a director. Our Board has adopted the following categorical standards to assist it in making independence determinations, as permitted by New York Stock Exchange rules, and has determined that any director who meets these standards shall be deemed an independent director:

•	The director is not and has not been our employee for at least three years, and no member of the director’s immediate family is or has been our executive officer for at least three years;

•	The director has not received, and no member of his immediate family has received during any 12-month period in the last three years, more than $100,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	Neither the director nor any member of his immediate family (x) is a partner or employee of a firm that is our internal or external auditor or (y) was, within the last three years, a partner or employee of such a firm and personally worked on our audit within that time;

•	Neither the director nor any member of his immediate family has been employed within the last three years as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; and

•	A director is not an executive officer or an employee, and no member of his immediate family is an executive officer, of a company that in any of the last three fiscal years has made payments to, or received payments from us for property or services in an amount which, in any such single fiscal year, exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Our Board has determined that all of the existing members of our Board of Directors meet these categorical standards and are therefore independent directors. Our new director nominee also meets these standards. In addition, to be nominated for election to our Board, all director candidates must satisfy the qualification standards discussed below under the heading “Nominating Committee Policies.”

Board and Committee Meetings.  During fiscal 2005, the Board held fourteen meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and all committees on which he or she served during the fiscal year.

Director Compensation

In 2005, we paid a fee of $32,500 per year to each director who is not also our employee. Beginning in 2006, we will pay a fee of $45,000 per year to each director who is not also our employee. We pay the Chairman of our Board of Directors an additional fee of $48,000 per year. A director who serves as the Chairman of the Compensation Committee, Special Committee of Independent Directors or Nominating Committee of our Board of Directors receives a further fee of $2,500 per year for his or her services in that capacity, and each other member of those Committees receives an additional fee of $1,000 per year. A director who serves as the Chairman of the Corporate Governance Committee of the Board receives a further fee of $7,500 per year for his or her services in that capacity, and each other member of that Committee receives an additional fee of $5,000 per year. A director who serves as the Chairman of the Audit Committee of the Board receives a further fee of $20,000 per year for his or her services in that capacity, and each other member of that committee receives an additional fee of $15,000 per year. Our directors may also receive options to purchase shares of common stock under our 2005 Long-Term Incentive Plan (the “2005 Plan”).

Some of our directors are eligible to receive reimbursement for health insurance costs under our Exec-U-Care supplemental health care insurance program. In fiscal 2005, we paid the following amounts for current and former directors under this program: $5,561 to Kenneth D. Cron, $10,223 to Robert N. Waxman, $1,059 to our former Chairman, Neil D. Nicastro, $7,438 to our former director Harold H. Bach Jr. and $275 to our former director, Richard D. White.

Committees of the Board of Directors

To assist it in carrying out its duties, the Board has delegated specific authority to several committees. In addition, our directors, none of whom are members of management, hold regular executive sessions without management being present. Mr. Cron, the Chairman of our Board, presides at these sessions.

We have the following standing committees of the Board: Audit Committee, Nominating Committee, Corporate Governance Committee and Compensation Committee. The Board of Directors has determined that all of the members of these committees are “independent” directors as that term is defined under the New York Stock Exchange listing standards.

The Audit Committee is composed of four independent directors (as independence is defined in the New York Stock Exchange listing standards and Securities and Exchange Commission rules): Messrs. Waxman (Chairman), Bartholomay, Brown and Califano. The Board has determined that Messrs. Brown and Waxman are each an audit committee “financial expert” as defined in Regulation S-K Item 401(h)(2). In addition, each member of our Audit Committee is financially literate, in the Board’s determination, and satisfies the definition of “independence” required of audit committee members under the New York Stock Exchange listing standards and Securities and Exchange Commission rules.

This committee meets periodically with the independent auditors and internal personnel to: (1) consider the adequacy of internal accounting controls, our internal audit function and finance department staffing; (2) receive and review the recommendations of the independent and internal auditors; (3) select, engage and review the performance of our independent and internal auditors and monitor the independence of our independent auditors; (4) review and approve the scope of the audit and determine the compensation of our independent auditors; (5) pre-approve permitted non-audit fees and services; (6) review our consolidated financial statements and other financial disclosures; (7) receive and review confidential concerns regarding accounting or auditing matters; (8) monitor our compliance with legal and regulatory requirements; (9) discuss our policies with respect to risk assessment and risk management; (10) review our accounting policies and accounting developments; and (11) resolve potential conflicts between management and our independent auditors. A copy of the written charter for this committee is included as Appendix A to this proxy statement. The report of this committee is set forth later in this proxy statement. During fiscal 2005, this committee held eight meetings.

The Nominating Committee is composed of three independent directors: Ms. Redstone (Chairwoman), Mr. Califano and Mr. Cron. This committee identifies and evaluates individuals qualified to become Board members, including those recommended by stockholders, and recommends the nomination of candidates for election to the Board, as discussed in greater detail below. This committee also recommends nominees for appointment to the various committees. During fiscal 2005, this committee held two meetings.

The Corporate Governance Committee is composed of three independent directors: Mr. Sheinfeld (Chairman), Mr. Califano and Ms. Redstone. This committee makes recommendations regarding corporate governance policies and procedures and Board organization and oversees the annual evaluation of the Board and management. During fiscal 2005, this committee held three meetings.

The Compensation Committee is composed of three independent directors who are also outside directors under rule 162(m) of the Internal Revenue Code of 1986: Mr. Bartholomay (Chairman), Mr. Cron and Ms. Redstone. This committee (1) reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other senior officers; (2) reviews periodically the succession plans relating to the Chief Executive Officer and the other senior officers; (3) evaluates the Chief Executive Officer’s performance and, either as a committee or together with other independent directors, determines the compensation of the Chief Executive Officer; (4) makes recommendations to the Board with respect to compensation of the other senior officers; (5) administers, approves and ratifies awards under our stock option, incentive-compensation and other benefit plans, including determining the timing, pricing and amount of grants and awards to be made under the provisions of our compensation plans; and (6) revises executive employment agreements. The report of this committee is set forth later in this proxy statement. During fiscal 2005, this committee held four meetings.

Committee Charters.  The Board has adopted a written charter for each of these committees, which is available on our website at www.investor.midway.com. Additional copies of the charters are available in print without charge to any of our stockholders requesting such information by contacting us at: Midway Games Inc., 2704 West Roscoe Street, Chicago, IL 60618, Attention: Investor Relations.

Special Committee of Independent Directors.  In addition to the standing committees described above, on September 14, 2004, the Board established a special committee of independent directors to consider any proposed transactions between Midway and Mr. Redstone or any of his affiliated companies. The committee members are Messrs. Cron (Chairman), Bartholomay and Waxman. These transactions may include ordinary course of business transactions, such as those between Midway and NAI or Midway and subsidiaries of Viacom, or may involve proposals regarding material corporate transactions. During fiscal 2005, this committee held four meetings.

Compensation Committee Interlocks and Insider Participation

During fiscal 2005, Messrs. Bartholomay (Chairman) and Cron and Ms. Redstone served on our Compensation Committee. No member of our Compensation Committee is or was an employee or officer of Midway, and no officer, director or other person had any relationship required to be disclosed under this heading. Mr. Bartholomay is Group Vice Chairman of Willis Group Holdings, Ltd. and Vice Chairman of Willis North America, Inc., insurance brokers, which we retained to provide insurance brokerage services during fiscal 2005 and propose to retain for insurance brokerage services during the current fiscal year.

Nominating Committee Policies

Our Nominating Committee charter is available on our website at www.investor.midway.com. It describes the authority and responsibilities of the committee and its process for identifying director candidates as well as other policies and procedures.

The Process of Identifying and Evaluating Candidates for Directors

Our Nominating Committee identifies and evaluates director candidates and recommends the selection of nominees to our Board of Directors. The Board then considers the recommendation and selects the nominees. In recommending candidates for nomination for election to the Board at our annual meetings of stockholders, the Nominating Committee begins by determining whether the incumbent directors, whose terms expire at the meeting, desire and are qualified to continue their service on the Board and evaluates their performance on the Board. We are of the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, giving us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure, while contributing to the Board’s ability to work as a collective body.

If there are new Board positions or vacancies on the Board, the Nominating Committee will solicit recommendations for nominees from persons whom the Nominating Committee believes are likely to be familiar with qualified candidates, including members of the Board and senior management. The Nominating Committee may also engage a search firm to assist in identifying qualified candidates. The Nominating Committee will review and evaluate each candidate whom it believes merits serious consideration, taking into account all available information concerning the candidate, the qualifications for Board membership established by the Nominating Committee, the existing composition and mix of talent and expertise on the Board and other factors that it deems relevant. In conducting its review and evaluation, the Nominating Committee may solicit the views of management and other members of the Board and may, if deemed helpful, conduct interviews of proposed candidates.

The Nominating Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other persons, except that the Nominating Committee may consider, as one of the factors in its evaluation of stockholder-recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in our equity securities.

Qualifications of Directors

Our policy is generally to require that all candidates for director be persons of integrity and sound ethical character and judgment, have no interests that materially conflict with ours or those of our stockholders generally, have meaningful business, governmental or technical experience and acumen and have adequate time to devote to service on the Board. We have also required that a majority of directors be independent; at least three of the directors must have the financial literacy and special independence qualifications necessary for service on the Audit Committee, and at least one of these directors must qualify as an audit committee financial expert.

Stockholder Recommendation of Candidates for Election as Directors

The Nominating Committee will consider recommendations for director nominations submitted by stockholders that individually or as a group have beneficial ownership of at least 3% of our common stock and have had such ownership for at least one year. Submissions must be made in accordance with the committee’s procedures, as outlined below and set forth in Appendix B to this proxy statement. For each annual meeting of our stockholders, the Nominating Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. The committee waives this requirement with respect to Mr. Redstone, NAI and Sumco in view of their majority ownership of our common stock. The Nominating Committee will only consider candidates who satisfy our minimum qualifications for director, as outlined above.

Procedures for Stockholder Submission of Nominating Recommendations

A stockholder wishing to recommend to the Nominating Committee a candidate for election as director must submit the recommendation in writing, addressed to the committee c/o our corporate secretary at 2704 West Roscoe Street, Chicago, Illinois 60618. Submissions recommending candidates for election at an annual meeting of stockholders must be received no later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders. In the event that the date of the next annual meeting of stockholders is more than 30 days following or preceding the first anniversary date of the annual meeting of stockholders for the prior year, the submission must be made a reasonable time in advance of the mailing of our next annual proxy statement. Each nominating recommendation must be accompanied by the information called for by our “Procedures for Stockholders Submitting Nominating Recommendations,” which is attached as Appendix B to this proxy statement. This includes specified information concerning the stockholder or group of stockholders making the recommendation, the proposed nominee, relationships between the recommending stockholder and the proposed nominee and the qualifications of the proposed nominee to serve as director, describing the contributions that the nominee would be expected to make to the Board. The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and the agreement of the nominee to be interviewed by the Nominating Committee, if the Nominating Committee decides in its discretion to do so.

Selection of 2006 Nominees

All of the nominees listed on the accompanying proxy card except for Mr. Steele are currently serving on our Board and are standing for reelection. The new nominee, Mr. Steele, was recommended to our Nominating Committee by Ms. Redstone, a non-management director. We did not receive any recommendations from stockholders for nominees that are required to be identified in this proxy statement.

Stockholder Communications with Directors

Stockholders may communicate with our Board of Directors, any committee of the Board or any individual director, and any interested party may communicate with our Chairman of the Board or the non-management directors of the Board, by following the procedures set forth below. Our acceptance and forwarding of communications to the directors does not imply that the directors owe or assume duties to persons submitting the communications, the duties of the directors being only those prescribed by applicable law, our By-laws or our policies adopted by the Board.

All communications should be delivered either in writing c/o Legal Department, Midway Games Inc., at 2704 West Roscoe Street, Chicago, Illinois 60618; or by e-mail to ir@midway.com. All communications must be accompanied by the following information:

•	if the person submitting the communication is a stockholder, a statement of the type and amount of our securities that the person holds;

•	if the person submitting the communication is not a stockholder and is submitting the communication to our Chairman of the Board or to our non-management directors as an interested party, the nature of the person’s interest in us;

•	any special interest, meaning an interest not in the capacity as a stockholder of ours, of each person in the subject matter of the communication; and

•	the address, telephone number and any e-mail address of the person submitting the communication.

It is not appropriate to send, and we may decline to forward, the following types of communications to directors:

•	communications regarding individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to our stockholders or other constituencies generally;

•	communications that advocate our engaging in illegal activities;

•	communications that, under community standards, contain offensive, scurrilous or abusive content; and

•	advertisements, solicitations, form letters and communications that have no reasonable relevance to our business or operations.

All communications that comply with the requirements that are described here will be relayed to the person or persons to whom they are addressed. Communications addressed to directors may, at the direction of the addressees, be shared with Company management.

Director Attendance at Annual Meetings

Each of our directors is expected to be present at our annual meetings of stockholders, absent exigent circumstances that prevent his or her attendance. Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, we will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. At last year’s annual meeting, six of our seven directors attended in person and one director attended by electronic conferencing.

EXECUTIVE OFFICERS

The following individuals were elected to serve in the capacities set forth below until the 2006 Annual Meeting of the Board of Directors and until their respective successors are elected and shall qualify.

Name	Age	Position

David F. Zucker	43	President and Chief Executive Officer
Thomas E. Powell	44	Executive Vice President — Finance, Treasurer and Chief Financial Officer
Steven M. Allison	38	Senior Vice President — Marketing and Chief Marketing Officer
Matthew V. Booty	40	Senior Vice President — Worldwide Studios
Deborah K. Fulton	42	Senior Vice President, Secretary and General Counsel
James R. Boyle	41	Vice President — Finance, Controller, Assistant Treasurer and Principal Accounting Officer
Miguel Iribarren	40	Vice President — Publishing

Biographical Information

David F. Zucker has been our President and Chief Executive Officer since May 6, 2003. Prior to that he was President and Chief Operating Officer of Playboy Enterprises, Inc., a men’s lifestyle and adult entertainment company, from July 2002 to May 2003. From October 2000 to June 2002, he was President and Chief Executive Officer of Skillgames, LLC, and Managing Director of Walker Digital, LLC, online “pay for play” games companies. From February 1999 to September 2000, he was President and Chief Executive Officer of Diva Systems Corporation, an interactive television and information technology company. From 1988 to 1999, Mr. Zucker served in a number of executive positions for The Walt Disney Company, a global entertainment company, including Executive Publisher of Travel Agent Magazine; Manager of Current Series for ABC Television; Vice President of Programming for ESPN; and Executive Vice President of ESPN, Inc. and the Managing Director of ESPN International, Inc.

Thomas E. Powell joined us as Executive Vice President — Finance and Treasurer in April 2001. In September 2001, he became our Executive Vice President — Finance, Treasurer and Chief Financial Officer. From 1997 to February 2001, Mr. Powell was employed by Dade Behring, Inc., a manufacturer of medical equipment, serving most recently as Vice President of Corporate Business Development and Strategic Planning and previously as the Vice-President — Finance for the Biology Products Group. Prior to Dade Behring,

Mr. Powell held a number of finance and strategy positions with Frito-Lay, a division of PepsiCo, Inc., Bain & Company Consultants, Tenneco Inc. and Arthur Andersen & Company.

Steven M. Allison joined us as Senior Vice President — Marketing and Chief Marketing Officer on December 22, 2003. Prior to joining us, he was Vice President of Marketing and Business Development, Atari/Infogrames, from December 2001 to December 2003. Prior to that, he served as Infogrames’ Vice President of New Business Development and Production Content, from 2000 to December 2001, Vice President of Licensing and Product Planning from 1999 to 2000, and Director of Product Marketing in 1999.

Matthew V. Booty has served as our Senior Vice President — Worldwide Studios since June 2005. Prior to that, he served as our Senior Vice President —  Product Development since June 2004, and since June 1999, he served our wholly-owned subsidiary, Midway Amusement Games, LLC in various capacities in its product development organization, ultimately being promoted to Vice President — Product Development in June 2002.

Deborah K. Fulton has served as our Senior Vice President, Secretary and General Counsel since January 30, 2002. She served us as Vice President, Secretary and General Counsel from May 2000 to January 2002. She was employed by us as Senior Counsel from 1998 until May 2000 and by WMS as Senior Counsel from 1994 to 1998. Formerly, she was employed by the law firm of Gardner Carton & Douglas from 1988 until 1994.

James R. Boyle was appointed to the position of Vice President — Finance, Controller and Assistant Treasurer on March 10, 2005. Mr. Boyle also serves as our Principal Accounting Officer. Prior to that, he had been our Vice President — Finance and Assistant Treasurer since January 2002. Mr. Boyle was a senior manager at PricewaterhouseCoopers from July 2001 to January 2002. From 1998 to July 2001, Mr. Boyle was a manager at PricewaterhouseCoopers.

Miguel Iribarren has served as our Vice President — Publishing since July 13, 2005. He served us as Vice President, Corporate Communications and Strategic Planning from February 2002 to July 2005. Prior to joining Midway, Mr. Iribarren was a Vice President, Research for Wedbush Morgan Securities. At Wedbush, where he was employed from May 2000 to February 2002, Mr. Iribarren was responsible for research on the interactive entertainment industry. From 1994 to May 2000, Mr. Iribarren was employed by the Atlantic Richfield Corporation, an oil and gas company, in various finance and planning positions, ultimately serving as Manager, Corporate Finance.

EXECUTIVE COMPENSATION

The summary compensation table below sets forth the compensation earned during fiscal 2005, fiscal 2004 and fiscal 2003 by our Chief Executive Officer and our four next most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

							Long Term
							Compensation Awards
	Annual Compensation						Restricted		Securities
						Other Annual	Stock		Underlying	All Other
	Fiscal			Bonus		Compensation	Award		Options	Compensation
Name and Principal Position	Year	Salary($)		($)		($)(1)	($)		(#)	($)

David F. Zucker	2005	600,000		—		11,435	1,360,800	(3)	2,334	—
President and Chief Executive	2004	600,000		—		9,096	—		874,287	—
Officer(2)	2003	390,000		300,000	(4)	3,646	446,250	(5)	1,825,968	—
Thomas E. Powell	2005	318,032		—		8,174	680,400	(3)	—	—
Executive Vice President — Finance,	2004	304,024		—		6,397	—		—	—
Treasurer and Chief Financial Officer	2003	238,541	(6)	—		6,599	—		50,000	—
Steven M. Allison	2005	285,962		—		—	680,400	(3)	—	—
Senior Vice President — Marketing	2004	275,000		—		—	—		—	95,525 (8)
and Chief Marketing Officer(7)	2003	5,300		15,000	(9)	—	—		85,000	—
Matthew V. Booty	2005	337,423		—		3,974	680,400	(3)	—	—
Senior Vice President —	2004	299,615		—		4,763	—		—	—
Worldwide Studios(10)	2003	236,031	(11)	—		10,259	—		50,000	—
Miguel Iribarren	2005	224,738		—		10,723	453,600	(3)	—	—
Vice President — Publishing(12)	2004	203,682		—		11,364	—		—	—
	2003	159,028	(13)	—		8,132	—		—	—
Mark S. Beaumont	2005	301,725	(15)	—		1,605	—		—	—
Senior Vice President —	2004	273,426		—		6,339	—		—	—
Entertainment(14)	2003	256,538		—		63	—		60,000	—

(1)	Represents payments made under our Exec-U-Care supplemental health care insurance program.

(2)	Mr. Zucker joined Midway on May 6, 2003.

(3)	Represents the fair value of the performance-based restricted stock awards granted to key employees on October 6, 2005 pursuant to the Midway Games Inc. 2005 Long-Term Incentive Plan, calculated by multiplying the number of shares awarded by $15.12, the closing price of our common stock on the New York Stock Exchange on that date.

(4)	Represents a $150,000 signing bonus under Mr. Zucker’s employment agreement, and an additional bonus of $150,000 received in December 2003.

(5)	Represents the fair value of the restricted stock award granted to Mr. Zucker on May 6, 2003 pursuant to his restricted stock agreement, calculated by multiplying the 125,000 restricted shares of common stock by $3.57, the closing price of our common stock on the New York Stock Exchange on that date. See “Employment Agreements” below.

(6)	Mr. Powell reduced his fiscal 2003 salary by $61,935 in connection with his participation in the salary and director fee reduction/stock option program under the 2002 Non-Qualified Stock Option Plan.

(7)	Mr. Allison has served as our Senior Vice President — Marketing and Chief Marketing Officer, since December 22, 2003.

(8)	Represents payments of the expenses for Mr. Allison’s relocation.

(9)	Represents a signing bonus to Mr. Allison under our agreement with him dated December 3, 2003.

(10)	Mr. Booty has served as our Senior Vice President — Worldwide Studios sine June 6, 2005. Prior to that, and since June 18, 2004, Mr. Booty served as our Senior Vice President — Product Development.

(11)	Mr. Booty reduced his fiscal 2003 salary by $24,155 in connection with his participation in the salary and director fee reduction/stock option program under the 2002 Non-Qualified Stock Option Plan.

(12)	Mr. Iribarren has served as our Vice President — Publishing since July 13, 2005. Prior to that, and since February 2002, Mr. Iribarren served as our Vice President — Corporate Communications and Strategic Planning.

(13)	Mr. Iribarren reduced his fiscal 2003 salary by $41,290 in connection with his participation in the salary and director fee reduction/stock option program under the 2002 Non-Qualified Stock Option Plan.

(14)	Mr. Beaumont served as our Senior Vice President — Publishing from January 30, 2002 to October 17, 2003. From that date to August 19, 2005, he served as our Senior Vice President — Entertainment. Mr. Beaumont left the employ of our company on August 19, 2005.

(15)	Includes continued payments of Mr. Beaumont’s regular salary totaling $98,307 after Mr. Beaumont’s employment with us terminated on August 19, 2005 in accordance with his severance agreement under which he will receive 15 months salary from his termination date.

Stock Options

During fiscal 2005, the following options to purchase common stock were granted under our stock option plans our Chief Executive Officer. During fiscal 2005, no options were granted to the other persons named in the Summary Compensation Table.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Shares	% of Total
	Underlying	Options Granted	Exercise		Value at Assumed Annual Rates of Stock Price
	Options	to Employees in	Price	Expiration	Appreciation for Option Term(1)
Name	Granted	Fiscal Year	($/Share)	Date	5% ($)	10% ($)

David Zucker(2)	1,067	1.1%	9.42	5/5/2013	15,593	23,700
	7	*	10.13	5/5/2013	110	167
	33	*	10.38	5/5/2013	531	808
	76	0.1%	10.20	5/5/2013	1,203	1,828
	584	0.6%	10.06	5/5/2013	9,114	13,853
	119	0.1%	10.55	5/5/2013	1,948	2,960
	69	0.1%	10.46	5/5/2013	1,120	1,702
	285	0.3%	10.42	5/5/2013	4,607	7,002
	6	*	10.26	5/5/2013	96	145
	61	0.1%	10.40	5/5/2013	984	1,496
	27	*	9.39	5/5/2013	393	598
Thomas E. Powell	0	0%	n/a	n/a	—	—
Steven M. Allison	0	0%	n/a	n/a	—	—
Matthew V. Booty	0	0%	n/a	n/a	—	—
Miguel Iribarren	0	0%	n/a	n/a	—	—
Mark S. Beaumont	0	0%	n/a	n/a	—	—

*	Less than 0.1%.

(1)	The assumed appreciation rates are examples set by rules promulgated under the Securities Exchange Act of 1934 and are not related to or derived from the historical or projected prices of our common stock.

(2)	All of Mr. Zucker’s options in 2005 were granted under the terms of an option agreement between Mr. Zucker and us dated as of May 6, 2003, which provides that, on each occasion prior to May 6, 2005 that we issue additional shares of our common stock, we must grant to Mr. Zucker an additional option to purchase shares of our common stock in an amount equal to (a) 3.23% of the shares so issued, for issuances prior to May 6, 2004, and (b) the percentage of the shares so issued (but not to exceed 3.23%) determined by dividing (x) the number of shares then issuable under unexercised options held by Mr. Zucker immediately prior to the issuance by (y) the number of shares of common stock outstanding immediately prior to the issuance, for issuances on or after May 6, 2004.

The following table sets forth information about the exercise of stock options and the number and year-end values of stock options owned by the executive officers named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities
	Shares		Underlying Unexercised		Value of Unexercised
	Acquired on	Value	Options at 12/31/05 (#)		In-the-Money Options at 12/31/05 ($)(1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

David F. Zucker	377,918	4,114,017	970,539	1,004,132	13,864,266	13,454,513
Thomas E. Powell	77,500	616,492	—	35,000	0	468,200
Steven M. Allison	42,500	501,369	—	42,500	0	648,125
Matthew V. Booty	—	—	61,125	45,000	701,929	597,100
Miguel Iribarren	15,000	155,070	37,500	27,500	433,575	351,675
Mark S. Beaumont	50,000	387,953	—	—	0	0

(1)	Based on the closing price of our common stock on the New York Stock Exchange on December 30, 2005, which was $18.97 per share.

Equity Compensation Plan Information

The following table sets forth, for our compensation plans under which shares of our common stock are authorized for issuance, the number of shares of our common stock subject to our equity compensation plans, including shares issued subject to restrictions, as of December 31, 2005:

EQUITY COMPENSATION PLAN INFORMATION

			(c)
			Number of Securities
	(a)	(b)	Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under Equity
	be Issued Upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by stockholders	2,050,699	$14.14	1,754,475
Equity compensation plans not approved by stockholders	2,826,381	$6.40	0
Total	4,877,080	$9.65	1,754,475

The average exercise price of outstanding options, as of the Record Date, was approximately $9.89 per share. See “Security Ownership of Certain Beneficial Owners and Management” above for information about options held by officers and directors of Midway.

Summary of Stock Option Plans

2005 Long-Term Incentive Plan

At our annual meeting on June 6, 2005, our stockholders ratified our 2005 Plan, which was approved by our Board of Directors on March 10, 2005 and replaced all of the shares available for issuance under our previous stock option plans. (See “Previous Incentive Plans” below. Awards previously issued under the earlier plans will remain in effect under those plans.) The 2005 Plan is administered by our Compensation Committee, except that our Board of Directors must administer the 2005 Plan for purposes of granting awards to non-employee directors. The 2005 Plan authorizes a broad range of awards, including, stock options, stock appreciation rights, restricted stock, deferred stock, other awards based on our common stock, dividend equivalents, performance shares or other stock-based performance awards, cash-based performance awards tied to achievement of specific performance objectives and shares issuable in lieu of rights to cash compensation. Shares reserved for new grants under the former plans, plus shares recaptured from outstanding awards under the former plans that expire unexercised or are terminated, are available for issuance under the 2005 Plan. Our employees, non-employee directors, advisors and consultants are eligible to participate in the 2005 Plan.

The 2005 Plan contains certain restrictions, including non-compete, non-solicitation and non-disclosure provisions, that govern the behavior of participants, other than non-employee directors, during their employment with us and for 12 months after termination of their employment. Compliance with these restrictions is a pre-condition to a participant’s right to realize and retain any gain from awards under the plan. In the event that a participant fails to comply with these restrictions, we have the right to recover all gains derived from plan-based awards realized by that participant at any time after the date six months prior to the forfeiture event or, after termination of employment, six months prior to the participant’s termination of employment, and to cancel any outstanding awards. Our Compensation Committee has discretion to waive or modify our right to forfeiture, or to include additional forfeiture provisions in the agreement governing any plan award.

Previous Incentive Plans

We currently have options outstanding under a 2002 Non-Qualified Stock Option Plan, a 2002 Stock Option Plan, a 2000 Non-Qualified Stock Option Plan, a 1999 Stock Option Plan, a 1998 Stock Incentive Plan, a 1998 Non-Qualified Stock Option Plan and a 1996 Stock Option Plan. The plans were intended to encourage stock ownership by their participants and thereby enhance participant identification with our stockholders’ interests. Subject to the provisions of the plans, the Compensation Committee determined which of the eligible directors, officers, employees, consultants and advisors received stock options, the terms including applicable vesting periods of the options, and the number of shares for which options are granted. The exercise price per share for each option was determined by the Compensation Committee and generally was not less than 100% of the fair market value of our common stock on the date the option was granted. The plans each have a term of ten years, unless terminated earlier.

We adopted a salary and director fee reduction/stock option program under the 2002 Non-Qualified Stock Option Plan. Employees and directors who elected to participate in the program reduced their base salary or director’s fee. For each dollar of salary or fee reduction, participants were granted options to purchase one and one-half shares of our common stock at an exercise price of $5.29. The options are exercisable until September 2, 2012.

We also assumed the options outstanding under the stock option plan of Inevitable Entertainment Inc. on October 5, 2004 in connection with our acquisition of Inevitable.

For a discussion of Mr. Zucker’s stock options and restricted stock agreement, see “Employment Agreements” below.

Senior Employee Bonus Incentive Plan

Our executive officers and other senior employees are eligible for participation in the Amended and Restated Midway Incentive Plan, which was amended by the Board on March 10, 2005. The plan offers participants the opportunity to receive bonuses based on a combination of the following factors: (1) a percentage of each participant’s base salary determined by management; (2) the achievement of targets set by management for our financial performance; and (3) management’s evaluation of the degree to which a participant meets individual performance goals. Even if Midway does not meet financial performance targets for years after 2005, participants may receive part of their bonus based on achieving their individual performance goals. No bonuses were awarded or paid out under the plan in 2005.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION FOR FISCAL 2005

The Compensation Committee, either as a committee or together with other independent directors as directed by the Board of Directors, is responsible for determining the compensation of our Chief Executive Officer and for making recommendations to the Board of Directors regarding the compensation of our other executive officers.

It is the policy of the Compensation Committee to provide attractive compensation packages to executive officers so as to motivate them to devote their full energies to our business, to reward them for their services and to align the interests of senior management with the interests of stockholders. Our executive compensation packages are comprised primarily of base salaries, annual contractual and discretionary cash bonuses, stock options and awards, and retirement and other benefits. It is the philosophy of the Compensation Committee that Midway be staffed with a small number of well-compensated executive officers. In establishing compensation levels, we consider compensation paid by our principal competitors.

In general, the level of base salary is intended to provide appropriate basic pay to executive officers taking into account their historical contributions to our business, each person’s unique education, skills and value, the recommendation of the Chief Executive Officer and the competitive marketplace for executive talent. The amount of any discretionary bonus is subjective but is generally based on our actual financial performance in the preceding fiscal year, the special contribution of the executive to this performance and the overall level of the executive’s compensation including other elements of the compensation package. Contractual bonuses are likewise designed to give effect to one or more of these factors. For fiscal years beginning in 2003 and thereafter, we adopted the Midway Incentive Plan. In view of the fact that we were not profitable in 2005, no bonuses were awarded to our executive officers under the plan and no discretionary bonuses were awarded to them.

Generally, the Compensation Committee determines the size of stock option grants to our executive officers on an individual, discretionary basis in consideration of financial corporate results and each recipient’s performance, contributions and responsibilities without assigning specific weight to any of these factors. We also have used stock options, which increase in value only if our common stock increases in value, and which terminate a short time after an executive leaves our employ, as a means of long-term incentive compensation. During 2005, no options were granted to executive officers other than to David Zucker, our Chief Executive Officer, as required under his employment agreement. The Compensation Committee used the services of an outside consultant to develop the 2005 Plan, pursuant to which a broad range of equity based and non-equity based awards could be granted to and earned by executives based upon performance over a period of time to reward annual, intermediate and long-term performance and encourage retention. The 2005 Plan was approved by the Board of Directors on March 10, 2005 and was ratified by stockholders at our June 6, 2005 annual meeting.

Mr. Zucker’s compensation arrangements are provided for under his employment agreement dated May 6, 2003, including stock option grants and restricted stock awards. His employment agreement was negotiated at arm’s length by the Compensation Committee, with the assistance of an outside consultant. Among other matters, in negotiating this agreement, we considered compensation levels of chief executives at our principal competitors. The agreement had an initial term of two years expiring May 6, 2005, and automatically renews thereafter for successive one year periods until terminated.

The Omnibus Budget Reconciliation Act of 1993 (the “Budget Act”) generally provides that publicly-held corporations will only be able to deduct, for income tax purposes, compensation paid to the chief executive officer or any of the four most highly paid senior executive officers in excess of one million dollars per year if it is paid pursuant to qualifying performance-based compensation plans approved by stockholders. Compensation as defined by the Budget Act includes, among other things, base salary, incentive compensation and gains on stock option transactions. Total compensation of some of our officers may be paid under plans or agreements that have not been approved by stockholders and may exceed one million dollars in a particular fiscal year. We will not be able to deduct these excess payments for income tax purposes. The Compensation Committee intends to consider, on a case by case basis, how the Budget Act will affect our compensation plans and contractual and discretionary cash compensation, taking into account, among other matters, our substantial net operating loss carryforwards.

Respectfully submitted by the Compensation Committee of the Board of Directors.

William C. Bartholomay, Chairman
         Kenneth D. Cron
         Shari E. Redstone

CORPORATE PERFORMANCE GRAPH

The following graph compares, for the period beginning June 30, 2000 and ending December 31, 2005, the percentage change during each period ending on the dates shown below in cumulative total stockholder return on our common stock with that of (1) the Standard and Poor’s 500 Stock Index (“S&P 500”) and (2) the Standard and Poor’s Leisure Time Index (“S&P Leisure”). The graph assumes an investment of $100 on July 1, 2000 in our common stock and $100 invested at that time in each of the indices and the reinvestment of dividends where applicable. Note that our fiscal year changed in 2001 from a fiscal year ending on June 30 to a fiscal year ending on December 31. Therefore, the data shown at December 31, 2001 reflects the six-month period ended on December 31, 2001.

	06/30/00	06/30/01	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
◆ Midway	$100.00	$229.46	$186.17	$51.72	$48.12	$130.23	$235.29
■ S&P 500	$100.00	$85.17	$80.43	$62.66	$80.63	$89.41	$93.80
S&P Leisure	$100.00	$132.69	$126.63	$126.08	$157.78	$175.74	$154.91

EMPLOYMENT AGREEMENTS

We employ David F. Zucker as our President and Chief Executive Officer under the terms of an Employment Agreement dated May 6, 2003. Mr. Zucker’s base salary is $600,000 per year. The agreement provides for bonus compensation of up to 100% of his base salary each year, based upon financial and other performance criteria mutually agreed to annually between Mr. Zucker and the Board of Directors. The agreement had an initial term of two years ended May 6, 2005 and automatically renews thereafter for successive one-year periods until terminated.

The employment agreement also provides that Mr. Zucker may participate in and receive the benefits of any disability, hospitalization, insurance, medical service or other health-related employee benefit plan, or any pension or retirement plan, that is generally available to executive employees, including the Exec-U-Care insurance program.

The employment agreement will terminate automatically upon Mr. Zucker’s death. We may terminate the employment agreement if Mr. Zucker is disabled for 120 consecutive business days, or for six months in any 12-month period, and is not able to resume his duties within 30 days of our giving him notice of our intention to terminate his employment.

Under the employment agreement, we may terminate Mr. Zucker at any time with or without cause. “Cause” means:

•	the conviction of a felony, or of any other crime involving fraud, dishonesty or breach of trust relating to our company or Mr. Zucker’s employment;

•	Mr. Zucker’s failure and refusal to follow a reasonable direction of our Board of Directors after written notice of the failure or refusal and a cure period of ten days;

•	the commission of any dishonest or grossly negligent act that has or is reasonably likely to have a material adverse effect on our company or our customer or trade relationships provided that the act was not taken with the approval of our Board of Directors; or

•	a breach by Mr. Zucker of any material provision of his employment agreement, including representations and warranties, after written notice and a cure period of ten days.

In addition, Mr. Zucker may resign from his employment at any time with or without good reason. Under the agreement, “good reason” means the occurrence, without Mr. Zucker’s consent or acquiescence, of any of the following events:

•	a breach by us of any material provision of the agreement, including representations and warranties, after written notice and a cure period of ten days;

•	any material diminution or reduction in Mr. Zucker’s duties, whether in scope or nature, or Mr. Zucker is required to report to anyone other than our Board of Directors or any committee of our Board of Directors;

•	our Board of Directors elects an executive officer senior in rank to Mr. Zucker; or

•	our principal place of business is moved more than 50 miles, and as a result, Mr. Zucker’s commute to work is increased by more than 50 miles each way.

If we terminate Mr. Zucker’s employment other than for cause, death or disability, including the non-renewal of his employment agreement at the expiration of its term, or if Mr. Zucker resigns for good reason, we must pay Mr. Zucker:

•	his base salary through his termination date, within 30 days after the date of termination;

•	within 30 days after we publicly announce our audited results for the fiscal year in which the termination occurs, his prorated bonus through the date of termination; and

•	an amount equal to two times his base salary in effect on the date of termination, payable 25% on the date of termination, and an additional 25% on each of 121 days, 242 days and 365 days thereafter.

If we terminate Mr. Zucker’s employment for cause or if he resigns without good reason, the employment agreement terminates, and we are required to pay to Mr. Zucker only his base salary through his termination date and a prorated bonus.

If there were a change of control by reason of the individuals who presently constitute our Board of Directors, or successors approved by these Board members, cease for any reason to constitute at least a majority of our Board of Directors and Mr. Zucker elects to terminate his employment because he is not offered the opportunity to continue as Chief Executive Officer on the terms of his employment agreement or the change of control were to occur within three months after we terminate Mr. Zucker without cause or he resigns for good reason, then we would be obligated to pay to Mr. Zucker a lump sum payment equal to 2.99 times (i) one year’s base salary at the rate of $600,000 per year and (ii) the bonus payable to Mr. Zucker for the fiscal year immediately prior to the change of control. In addition, all unexpired and unvested options to purchase securities or restricted securities would immediately vest on the date of the change in control.

Mr. Zucker has agreed not to compete with us during his employment and for a period of one year after termination of his employment for any reason.

If any portion of the amount paid to Mr. Zucker is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then we must pay additional compensation to Mr. Zucker to the extent necessary to eliminate the economic effect on him of the resulting excise tax.

Under the employment agreement, on May 6, 2003 Mr. Zucker was granted ten-year non-qualified options to purchase 1,500,000 shares of our common stock at an exercise price of $3.57 per share and was issued 125,000 restricted shares of our common stock.

The option covering 1,000,000 shares out of the 1,500,000 is subject to the terms of a stock option agreement dated May 6, 2003 and provides that the option may be exercised for up to 62,500 shares on or after November 1, 2004 and the remaining 937,500 shares become exercisable in ten equal quarterly installments on the first day of each February, May, August and November thereafter. The option agreement also provides that whenever we issued additional shares of our common stock prior to May 6, 2005, we would grant him an additional option to purchase shares of our common stock in an amount (a) equal to 3.23% of the shares so issued prior to May 6, 2004, and (b) after May 6, 2004 and until May 6, 2005, equal to the percentage of the shares so issued (but not to exceed 3.23%) determined by dividing (i) the number of shares then issuable under unexercised options held by Mr. Zucker immediately prior to the issuance by (ii) the number of outstanding shares of common stock immediately prior to the issuance. In each case, the exercise price of each additional option was at the closing price of our common stock on the date of issuance of the option. In no event, however could the shares subject to additional options exceed 2,250,000. The additional options were also subject to the vesting schedule. Through the May 6, 2005 term date of his option agreement, we issued options to Mr. Zucker to purchase up to 1,177,589 shares at exercise prices ranging from $2.92 per share to $12.85 per share under this provision. On June 15, 2005, we removed from registration the remaining 1,072,411 shares that will not be issued to Mr. Zucker under his agreement.

The option with respect to the other 500,000 shares is subject to our 2005 Plan and is fully exercisable. The 125,000 restricted shares were issued under an agreement dated May 6, 2003, as amended. Under the agreement, 52,082 of the shares are now vested, and the restrictions on the remaining 72,918 shares will lapse on May 1, 2006. If Mr. Zucker’s employment is terminated by Midway for “cause” or by Mr. Zucker without “good reason,” as defined in the agreement, then Mr. Zucker will forfeit the shares for which the restrictions have not lapsed. If Mr. Zucker’s employment is terminated for any other reason, the restrictions will lapse in approximately equal quarterly installments until May 1, 2006.

We employ Thomas E. Powell as Executive Vice President — Finance, Treasurer and Chief Financial Officer under the terms of an agreement dated March 21, 2001 as amended. His current base annual salary is $321,360, and he is eligible to receive a performance bonus in excess of 50% of his base salary. The agreement also provides for, among other things, full participation in all benefit plans and perquisites generally available to executive employees. In addition, pursuant to the terms of our agreement with Mr. Powell dated February 10, 2003, if a change of control occurs within five years from the date of the agreement, and within two years thereafter Mr. Powell’s employment is terminated (a) by Midway without cause, (b) by Mr. Powell due to the relocation of his office location more than 50 miles from its present location, or (c) by Mr. Powell due to his placement in a position of lesser stature or the assignment of duties at variance with his current duties, then Mr. Powell will receive 24 months of severance payments at his then current salary rate.

We employ Steven M. Allison as Senior Vice President — Marketing and Chief Marketing Officer under the terms of an agreement dated December 3, 2003. His current base annual salary is $290,000. The agreement also provides for, among other things, full participation in all benefit plans and perquisites generally available to executive employees. Under the agreement, if we terminate Mr. Allison’s employment without cause, we must pay him severance equal to six months’ salary.

Pursuant to the terms of our agreement with Miguel Iribarren dated February 10, 2003, if a change of control occurs within five years from the date of the agreement, and within two years thereafter Mr. Iribarren’s employment is terminated (a) by Midway without cause, (b) by Mr. Iribarren due to the relocation of his office location more than 50 miles from its present location, or (c) by Mr. Iribarren due to his placement in a position of lesser stature or the assignment of duties at variance with his current duties, then Mr. Iribarren will receive 18 months of severance payments at his then current salary rate.

Mark S. Beaumont, our former Senior Vice President — Entertainment, left Midway on August 19, 2005. We entered into a confidential settlement agreement and general release with Mr. Beaumont under which we will continue to pay him his annual base salary of $284,000 through November 19, 2006, less usual payroll deductions. Under the agreement, until the earlier of November 30, 2006 or such time as Mr. Beaumont is hired elsewhere by an employer that offers a health plan, and provided that he properly elects health insurance coverage under and pursuant to COBRA, we will pay the premium on Mr. Beaumont’s behalf for standard employee medical insurance, as well as provide him with continued participation in our Exec-U-Care supplemental health insurance program. In partial consideration for these benefits, Mr. Beaumont released and waived certain claims he may have against us.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with Former Parent Company

In 1996, Midway sold common stock in an initial public offering. After the offering, Midway’s parent company, WMS Industries Inc., continued to own 86.8% of Midway’s common stock until 1998, when WMS distributed all of its remaining Midway stock to its stockholders (the “Spinoff”). WMS has not owned any Midway common stock since the Spinoff. One of our directors, Mr. Sheinfeld, is also a director of WMS.

Until the Spinoff, Midway was a member of the consolidated group of corporations of which WMS was the common parent for federal income tax purposes. Therefore, Midway was jointly and severally liable for any federal tax liability of the WMS group for the period during which it was part of the WMS group. WMS and Midway entered into several agreements regarding the allocation of these tax liabilities between Midway and WMS. These agreements consisted of (w) a Tax Sharing Agreement dated July 1, 1996; (x) a Tax Separation Agreement dated April 6, 1998; (y) a Letter Agreement dated September 24, 2001; and (z) a Settlement Agreement dated August 11, 2003.

On November 19, 2004, the parties terminated these agreements in settlement of a disagreement between them concerning the interpretation of the “change of control” provisions in the agreements relating to Mr. Redstone’s accumulation of a majority interest in Midway common stock. Under the terms of the settlement, all four tax agreements were terminated, and Midway paid to WMS the amount of $1,500,000. Additional details of the terms of the four agreements were as follows:

The Tax Sharing Agreement provided a method for: (a) determining the amount that Midway must pay to WMS in respect of federal income taxes; (b) compensating any member of the WMS group for use of its net operating losses, tax credits and other tax benefits in arriving at the WMS group tax liability as determined under the federal consolidated return regulations; and (c) providing for the receipt of any refund arising from a carryback of net operating losses or tax credits from subsequent taxable years and for payments upon subsequent adjustments.

The Tax Separation Agreement set forth the parties’ respective liabilities for federal, state and local taxes, among other things, including: (a) the filing of tax returns with federal, state and local authorities; (b) the carryover of any tax benefits of Midway; (c) the treatment of the deduction attributable to the exercise of WMS stock options held by employees or former employees of Midway and any other similar compensation related tax deductions; (d) the treatment of net operating loss carrybacks; (e) the treatment of audit adjustments; and (f) procedures with respect to any claim made by any taxing authority with respect to a tax liability of Midway or any of its subsidiaries.

Under the 2001 letter agreement, WMS paid $2.8 million to Midway relating to the exercise of WMS stock options by Midway employees after the Spinoff, because Midway’s original benefit was extinguished by Midway’s post-Spinoff net operating loss carryback to its post-Spinoff profitable years. Under the 2003 settlement agreement, WMS paid a $4.0 million advance to Midway because net operating loss carry-backs of WMS from post-Spinoff years to pre-Spinoff years prevented Midway from realizing tax benefits of carrying back its post-Spinoff net operating losses to pre-Spinoff years. The $2.8 million, and $3.7 million of the $4.0 million, were repayable by Midway under the agreements upon a “change of control” of Midway, among other circumstances.

Other Related Party Transactions

William C. Bartholomay, a member of our Board of Directors, was President of Near North National Group, insurance brokers, which we retained to provide insurance brokerage services.

Sumner M. Redstone, our controlling shareholder, is Chairman of the board and Chief Executive Officer of NAI. NAI is the parent company of both Viacom and CBS, a company spun off from Viacom late in 2005. Mr. Redstone also serves as Chairman of the Board for both Viacom and CBS. Midway has historically conducted business with Viacom and companies affiliated with Viacom and Mr. Redstone. Mr. Redstone also is a controlling stockholder of Sumco, a corporation to which he transferred approximately 41% of his shares of our common stock in December 2005.

During 2005, we announced a strategic relationship with MTV Networks, a subsidiary of Viacom, to jointly market three video game titles, and collaborate on soundtrack development for two of these titles. Under the terms of the agreement, MTV has the option to provide us with varying levels of marketing and promotional support for these video games. We may then include various agreed-upon MTV properties and trademarks within the respective video games. Also, we will be required to then pay to MTV varying levels of marketing and production costs based upon the amount of support provided by MTV, as well as royalties from game sales based upon the amount of support provided by MTV and the number of units sold and profitability of the game. L.A. RUSH, released in October 2005 on the PlayStation 2 and Xbox, was the first of the three titles to be released under the relationship. Selling and marketing purchases from MTV totaled $4,679,000 in 2005. No royalties were yet owed to MTV based upon game sales of L.A. RUSH in 2005. At December 31, 2005, we had amounts outstanding of $362,000 due to MTV included in accounts payable.

Selling and marketing expenses incurred from advertising purchases with other Viacom affiliates totaled $5,228,000 during the year ended December 31, 2005. We also had amounts outstanding of $877,000 due to other Viacom affiliates included in accounts payable at December 31, 2005.

Two members of our Board of Directors also serve as directors for either NAI or companies that NAI controls. Shari E. Redstone (Mr. Redstone’s daughter) currently serves as President and a director of NAI, as well as vice chair of the board for both Viacom and CBS. Mr. Redstone also formed a new holding company late in 2005, Sumco, Inc., which is owned jointly by both NAI and Mr. Redstone. Ms. Redstone also serves as President of Sumco. Also, Joseph A. Califano, Jr., a member of our Board of Directors, serves as a director of CBS. Mr. Califano also served as a director of Viacom from 2003 until the split of Viacom and CBS in 2005. In addition, Robert J. Steele, a Board of Directors nominee, is the Vice President — Strategy and Corporate Development of NAI.

PROPOSAL 2: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We propose that the stockholders ratify the appointment by our Audit Committee of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for fiscal 2006, ending December 31, 2006. We expect that representatives of Ernst & Young LLP will be present at the annual meeting and that they will be available to respond to appropriate questions submitted by stockholders at the meeting. Ernst & Young LLP will have the opportunity to make a statement at the meeting if they desire to do so.

Fees of Independent Registered Public Accounting Firm

Ernst & Young LLP served as our independent registered public accounting firm for fiscal 2005 and 2004. Aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of fiscal years 2005 and 2004 and for other professional services billed in fiscal years 2005 and 2004, were as follows:

	Years Ended
	December 31,
	2005	2004

Audit Fees(1)	$1,212,747	$604,325
Audit-Related Fees(2)	40,710	18,000
Tax Fees	50,000	—
All Other Fees	—	—

Total	$1,303,457	$622,325

(1)	Comprised of the audit of our annual consolidated financial statements, internal control attestation services required in 2005 and 2004 to comply with the requirements of the Sarbanes-Oxley Act, review of financial statements included in our Form 10-Qs and other services provided by the registered public accounting firm in connection with statutory and regulatory filings.

(2)	Comprised of 401(k) plan audit procedures and various other services.

Pre-approval Policies and Procedures

Consistent with the Securities and Exchange Commission requirements regarding auditor independence, our Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by our independent auditor. Under the policy, the Audit Committee, or a designated member thereof, must pre-approve non-audit services prior to the commencement of the specified service. The approval by any member of the Audit Committee must be presented to the full Audit Committee at the next regularly scheduled Audit Committee meeting. Our independent auditors verify to our Audit Committee annually that they have not performed and will not perform any prohibited non-audit services.

Percentage of Services Approved Under S-X Rule 2-01(c)(7)(i)(C)

None.

The affirmative vote of holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote on this proposal is required for ratification of the selection of our independent registered public accounting firm. Ratification by the stockholders of the appointment of independent registered public accounting firm is not required, but the Board believes that it is desirable to submit this matter to the stockholders. If holders of a majority of our common stock present in person or by proxy did not approve the selection of Ernst & Young LLP at the meeting, the selection of the independent registered public accounting firm would be reconsidered. However, Mr. Redstone and Ms. Redstone have indicated to us that they will vote in favor of this proposal, so its passage is assured.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Midway is composed of four independent directors and operates under a written charter adopted by the Board of Directors. On June 6, 2005, Mr. Harold Bach retired from the Audit Committee and Mr. Brown was elected to the committee. On March 30, 2006, upon the recommendation of the Audit Committee, the Board of Directors revised the Audit Committee’s charter, and a copy of the revised charter is included as Appendix A to this proxy statement.

Management is responsible for Midway’s internal accounting controls, assessing the effectiveness of internal controls over financial reporting and the preparation of financial statements. Midway’s independent registered public accounting firm, Ernst & Young LLP, are responsible for performing audits of (a) Midway’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), (b) Midway’s internal control over financial reporting, and (c) management’s assessment of the effectiveness of internal control over financial reporting, and issuing audit reports thereon. The Audit Committee’s responsibility is to monitor, review and oversee these processes.

In keeping with that responsibility, the Audit Committee has reviewed and discussed Midway’s audited consolidated financial statements for the year ended December 31, 2005, its internal control over financial reporting and management’s assessment thereof with both management and Midway’s independent registered public accounting firm. In addition, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees.”

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent registered public accounting firm their independence. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm is consistent with maintaining auditor independence.

Based on these discussions and reviews, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Midway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

The Audit Committee of the Board of Directors:

Robert N. Waxman (Chairman)
    William C. Bartholomay
       Peter C. Brown
     Joseph A. Califano, Jr.

OTHER MATTERS

Stockholder Proposals

As of the date of this proxy statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

We must receive any stockholder proposals of matters to be acted upon at our 2007 Annual Meeting of Stockholders on or before December 26, 2006 to consider including them in our proxy materials for that meeting. If we do not receive notice of a stockholder proposal to be acted upon at our 2007 Annual Meeting of Stockholders on or before March 11, 2007, our proxy for that meeting may confer discretionary authority to vote on any such proposal. Further, if any stockholders wish to recommend nominations to be considered by our Nominating Committee prior to our 2007 annual meeting, such recommendations must be made following the procedures described above under “Nominating Committee Policies” and in Appendix B to this proxy statement.

In order for a stockholder proposal or nomination to be acted upon at an annual meeting, notice of stockholder proposals must be delivered to us between 60 and 90 days prior to the annual meeting (or, if no public disclosure of the date of the meeting has been made at least 70 days before the meeting, then not more than ten days after such disclosure). The notice must contain the information required under Article I, Section 13 of our By-laws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based on our review of the copies of these reports received by us, or written representations from the reporting persons that no Form 5 was required for those persons, we believe that, during fiscal 2005, all filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

Voting Procedures

We will appoint inspectors of election to tabulate the number of shares of common stock represented at the meeting in person or by proxy, to determine whether or not a quorum is present and to count all votes cast at the meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Votes withheld in connection with the election of one or more of the nominees for director will not be counted in determining the votes cast and will have no effect on the outcome of the vote. With respect to the tabulation of votes cast on a specific proposal presented to the stockholders at the meeting, abstentions will be considered as present and entitled to vote with respect to that specific proposal, whereas broker non-votes will not be considered as present and entitled to vote with respect to that specific proposal. Therefore, abstentions will have the effect of a vote against each proposal, but broker non-votes will have no effect on the vote for or against each proposal. In addition, under New York Stock Exchange rules, with respect to any proposal that is a prerequisite to listing of additional or new securities, the total vote cast on the proposal must represent at least a majority of all outstanding shares of our common stock entitled to vote on the proposal. Since Mr. Redstone and his related parties control a majority of our outstanding voting shares, their vote will decide each proposal. The term “broker non-votes” commonly refers to shares held in street name for customers, where the broker does not have authority under New York Stock Exchange rules to vote on its own initiative on particular items, and the broker has not received instructions from the beneficial owners. At the annual meeting, brokers will have the authority to vote on both proposals.

How to Obtain Our Annual Report on Form 10-K

We will provide without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including financial statements and schedules, to each of our stockholders of record on April 24, 2006 and each beneficial owner of our common stock on that date, upon receipt of a written request mailed to our offices, 2704 West Roscoe Street, Chicago, IL 60618, Attention: Geoffrey M. Mogilner, Director — Investor Relations. In the event that exhibits to the Forms 10-K are requested, a reasonable fee will be charged for reproduction of the exhibits. Please note that you can view and print our recent Forms 10-K, including exhibits, on our website at www.investor.midway.com or at the Securities and Exchange Commission’s website at www.sec.gov.  Requests from beneficial owners of common stock must set forth a good faith representation as to their ownership.

Whether or not you plan to attend the meeting in person, you are requested to mark, date, sign and return your proxy in the enclosed envelope. No postage need be affixed if mailed in the United States. You may revoke the proxy at any time before it is exercised. If you attend the meeting in person, you may withdraw the proxy and vote your own shares.

By Order of the Board of Directors,

DEBORAH K. FULTON
Senior Vice President,
Secretary and General Counsel

Chicago, Illinois
April 28, 2006

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF MIDWAY GAMES INC.

I.	Purposes

A. The primary purposes of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Midway Games Inc. and its subsidiaries (the “Company”) are to the assist the Board by (a) reviewing the integrity of the Company’s financial statements, financial disclosures and internal control over financial reporting; (b) monitoring the system of internal controls; (c) selecting the external auditors; (d) reviewing and evaluating the external auditor’s qualifications, performance and independence; (e) reviewing the performance of the internal audit function; (f) monitoring compliance with legal and regulatory requirements; and (g) preparing a Committee report for inclusion in the Company’s annual proxy statement.

II.	Membership and Conflicts of Interest

A. The members of the Committee and the Committee Chairman shall be appointed by the Board on the recommendation of the Nominating Committee. Members may be replaced by the Board.

B. The Committee shall consist of not less than three members, each of whom must be financially literate, and at least one member must be qualified as an “audit committee financial expert,” or must have accounting or related financial management expertise, as determined by the Board.

C. All members must meet the experience and independence requirements of the New York Stock Exchange listing standards and the rules and regulations of the Securities and Exchange Commission (“SEC”).

D. If a member faces a potential or actual conflict of interest about a matter before the Committee, that member shall advise the Committee Chairman, and in the case where the Committee Chairman faces a potential or actual conflict of interest, the Committee Chairman shall advise the Chairman of the Board. If a potential or actual conflict of interest exists, an independent substitute Director shall be appointed as a Committee member until the potential or actual conflict of interest is resolved.

E. No member of the committee shall serve on more than three public company audit committees unless the Board determines that such simultaneous service would not impair such member’s ability to effectively serve on the Committee.

III.	Duties and Responsibilities

Here follows the principal duties and responsibilities of the Committee, which may be supplemented as appropriate.

A.	Oversight of Independent Auditor

The Committee shall have the following responsibilities and duties:

1. Select, retain and replace the independent auditor.

2. Determine the compensation of the independent auditor for all approved services provided.

3. Evaluate the qualifications, performance and independence of the independent auditor, and the lead personnel on the audit team. The evaluation will include obtaining at least annually a written report from the independent auditor concerning: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess independence) all relationships between the independent auditor and the Company, taking into account the opinions of management and internal auditors.

4. Determine whether the provision of permitted non-audit services is compatible with maintaining the independence of the auditor.

5. Monitor the rotation of the audit partners as required by law and periodically consider the rotation of the independent auditor.

6. Ensure receipt from the independent auditor of a written statement describing all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard No. 1.

7. Discuss with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor, and take appropriate action to satisfy itself of the independent auditor’s independence.

8. Establish and monitor policies for the Company’s hiring of employees, or former employees, of the independent auditor who participated in any capacity in the audit of the Company.

9. Assist with the resolution of disagreements between management and the independent auditor about financial reporting.

The independent auditor shall report directly to the Committee.

B.	Audit and Review Services

The Committee shall:

1. Pre-approve all audit and review services, including the fees and terms.

2. Review with the independent auditor the plan and scope of the audit.

3. Review with the independent auditor their reports on the audit of the Company’s annual financial statements, on the review of the Company’s interim financial statements, and their report on internal controls over financial reporting.

4. Communicate with the independent auditor the matters required to be discussed by Statement on Auditing Standards “Communication with Audit Committees.” (SAS 61 as amended by SAS 90)

5. Before filing the Company’s annual report, obtain and review a report from the independent auditor concerning: all critical accounting policies and practices followed by the Company; all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosure and treatments and the treatment preferred by the independent auditor; and other material written communications between the independent auditor and management.

6. Review with the independent auditor audit problems or difficulties encountered during the audit, including any restrictions on the scope of the audit, and management’s response; any communications between the audit team and the audit firm’s national office concerning auditing or accounting issues or internal control-related issues presented by the engagement; and any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company that is in addition to the audit report on the effectiveness of internal control over financial reporting.

7. Review with management the independent auditor’s findings, suggested changes or improvements in the Company’s accounting practices, disclosures or internal controls.

8. Obtain from the independent auditor assurance that they have not become aware of any fraud or any illegal act.

C.	Non-Audit Services

The Committee shall:

1. Pre-approve all permitted non-audit services to be performed by the independent auditors, including the fees and terms after evaluating whether such services might compromise the auditor’s independence. Such pre-approval may be waived if certain services meet the de minimis and other requirements of Regulation S-X.

2. At least annually obtain assurances from the independent auditor and management that the independent auditor has not performed any prohibited non-audit services.

The Committee may delegate to subcommittees, consisting of one or more members, the authority to grant pre-approvals of permitted non-audit services, as long as decisions of such subcommittee are presented to the full Committee at its next scheduled meeting.

D.	Accounting Principles and Financial Statement Disclosure

The Committee shall review with

1. The independent auditor significant developments in accounting, auditing and SEC rules.

2. The independent auditor major issues regarding accounting principles and financial statement presentations and any significant proposed management changes in accounting principles or financial statement disclosures.

3. Management recommended changes in the Company’s methods of accounting or financial statement disclosures.

E.	Internal Controls

The Committee shall:

1. Communicate with the independent auditor and the Company’s internal auditors concerning all significant deficiencies and/or material weaknesses identified during the audit of internal control, and all other control deficiencies that were communicated by the independent auditor in writing to management.

2. When appropriate, consultation with the independent auditor and/or the internal auditors regarding internal controls shall be conducted in executive session.

3. Review with management and internal auditors the Company’s internal control systems intended to ensure the reliability of financial reporting and compliance with applicable codes of conduct, laws and regulations. This review shall include a discussion of significant problems and regulatory concerns.

F.	Internal Auditor

The Committee shall:

1. Be responsible for approving the appointment, replacement and compensation of the Company’s senior internal auditor, the oversight of the internal audit function and for reviewing all reports issued by the internal auditors. The senior internal auditor shall report directly to the Committee.

2. Review and approve the Company’s internal audit charter and any amendments to it.

3. Approve an annual work plan to be carried out by the internal auditors.

4. Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit work.

5. Review the significant reports to management prepared by the internal auditors and management’s responses.

6. The Chairman of the Committee shall receive reports and be available to consult with the internal auditor in between Committee meetings.

G.	Risk Exposures

1. The Committee shall discuss with management, the internal auditor, and the independent auditor, (i) the Company’s policies and guidelines governing the Company’s process of risk assessment and risk management, (ii) the Company’s major financial risk exposures and (iii) the steps management has taken to monitor and control such financial risk exposures.

2. The Committee shall discuss with management and the independent auditor, any correspondence with regulators or governmental agencies, and any published reports that raise material issues regarding the Company’s financial statements or internal controls.

H.	Financial Disclosure Documents

1. The Committee shall discuss —

a. With management and the independent auditor the Company’s annual and quarterly financial statements, and reports to be filed with the SEC or sent to stockholders, including the disclosures in the Management’s Discussion and Analysis section of each periodic filing. Following the satisfactory completion of each year-end review, recommend to the Board the inclusion of the audited financial statements and management’s attestation report on internal control over financial reporting in the Company’s Form 10-K.

b. With management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

c. With management and the independent auditor, the effect and disclosure of off-balance sheet entities on the Company’s financial statements and in Management’s Discussion and Analysis disclosures.

d. With the Company’s General Counsel legal matters that may have a material impact on the financial statements, reports received from regulators or the Company’s compliance policies.

2. The Committee shall review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for Form 10-Q and Form 10-K about any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting, and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

I.	Ethical Environment

The Committee shall:

1. Consult with management on the establishment and maintenance of an environment that promotes ethical behavior, including the communication and enforcement of the Code of Business Conduct and Ethics to guard against dishonest, unethical or illegal activities.

2. Review the status of the Company’s compliance with laws, regulations and internal procedures, and the scope and status of internal controls designed to promote compliance with laws and regulations, through receiving reports from management, the internal auditor, legal counsel and third parties as determined by the Committee.

3. Review reports and disclosures of insider and related party transactions.

4. Advise the Board about the Company’s policies and procedures regarding compliance with applicable laws and regulations, and with the Code of Business Conduct and Ethics.

J.	Directors and Executive Officers and Conflicts of Interest

The Committee shall review:

1. Significant conflicts of interest involving directors and executive officers.

2. Compliance with Company policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of the review of these areas by the internal auditor or the independent auditor.

K.	Complaints Regarding Accounting or Auditing Matters

1. The Committee shall establish procedures for (i) the receipt, retention, investigation and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

L.	Charter Amendments

1. The Committee shall review and update this Charter annually and propose appropriate amendments to the Board.

IV.	Quorum and Meetings

A. A quorum of the Committee shall be declared when a majority of the appointed members of the Committee attend, in person or by conference telephone.

B. The Committee shall meet at least quarterly.

C. Meetings shall be scheduled at the discretion of the Committee Chairman.

D. Notice of the meetings shall be provided at least five days in advance, or such shorter period as is agreed to by all members of the Committee.

E. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions.

F. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

V.	Reports and Self-Assessment

The Committee shall:

A. Report to the Board regularly with respect to its activities and give its recommendations.

B. Keep minutes of its meetings and make such minutes available to the full Board for its review.

C. Provide such background and supporting information as may be necessary for the Board to make an informed decision concerning recommendations or advice.

D. Review with the Board any issues that arise concerning the quality or integrity of the Company’s financial statements, the internal controls over financial reporting, legal and regulatory compliance, the performance and independence of the independent auditor, and the performance of the internal audit function.

E. Report to stockholders the Committee’s review and discussion of matters with management and the independent auditor in the Company’s proxy statement for its annual meeting.

F. Include a copy of the Committee charter as an appendix to the proxy statement at least once every three years.

G. Conduct an annual self-assessment evaluating the Committee’s performance during the last year.

VI.	Other Authority

The Committee is authorized to:

A. Confer with Company management and other employees to the extent it may deem necessary or appropriate to fulfill its duties.

B. Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

C. Retain outside legal, accounting or other advice to the extent it deems necessary or appropriate.

D. Perform such other functions as are authorized for the Committee by the Board.

The Company shall provide for appropriate funding, as determined by the Committee, for payment of (a) fees to the independent auditor for the purpose of issuing reports on the annual financial statements, on the review of interim financial statements, and internal controls over financial reporting, and for performing other audit, review or attest services for the Company, (b) fees to any advisors employed by the Committee, and (c) the Committee’s ordinary administrative expenses.

Revised on March 30, 2006

APPENDIX B

Procedures for Stockholders Submitting Nominating Recommendations

1. Stockholders Entitled to Make Submissions.  The Nominating Committee of our Board of Directors will accept for consideration submissions from stockholders that individually or as a group have beneficial ownership of at least 3% of our common stock and have had such ownership for at least one year. Acceptance of a recommendation for consideration does not imply that the Committee will nominate the recommended candidate.

2. Manner and Address for Submission.  All stockholder nominating recommendations must be in writing, addressed to the Nominating Committee care of our corporate secretary at our principal headquarters, 2704 West Roscoe Street, Chicago, Illinois 60618. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered.

3. Information Concerning the Recommending Stockholders.  A nominating recommendation must be accompanied by the following information concerning each recommending stockholder:

•	The name and address, including telephone number, of the recommending stockholder;

•	The number of shares of our common stock owned by the recommending stockholder and the time period for which such shares have been held;

•	If the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and the statement from the recommending stockholder of the length of time that the shares have been held. (Alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and

•	A statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of our next annual meeting of stockholders.

4. Information Concerning the Proposed Nominee.  A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

•	the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee);

•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of our securities); and

•	the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between us and the proposed nominee valued in excess of $60,000 and certain other types of business relationships with us).

5. Relationships Between the Proposed Nominee and the Recommending Stockholder.  The nominating recommendation must describe all relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination.

6. Other Relationships of the Proposed Nominee.  The nominating recommendation shall describe all relationships between the proposed nominee and any of our competitors, customers, suppliers, labor unions or other persons with interests regarding us.

7. Qualifications of the Proposed Nominee.  The recommending stockholder must furnish a statement supporting its view that the proposed nominee possesses the minimum qualifications prescribed by the

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Nominating Committee for nominees, and briefly describing the contributions that the nominee would be expected to make to the Board and to our governance.

8. Ability to Represent All Stockholders.  The recommending stockholder must state whether, in the view of the stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of ours.

9. Consent to be interviewed by the Committee and, if nominated and elected, to serve.  The nominating recommendation must be accompanied by the consent of the proposed nominee to be interviewed by the Committee, if the Committee chooses to do so in its discretion (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of ours.

10. Timing for Submissions Regarding Nominees for Election at Annual Meetings.  A stockholder (or group of stockholders) wishing to submit a nominating recommendation for an annual meeting of stockholders must ensure that it is received by us, as provided above, not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders. In the event that the date of the annual meeting of stockholders for the current year is more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission of a recommendation will be considered timely if it is submitted a reasonable time in advance of the mailing of our proxy statement for the annual meeting of stockholders for the current year.

11. Stockholder Groups.  If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group.

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MIDWAY GAMES INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
     THE UNDERSIGNED, revoking all previous proxies, hereby appoints DAVID F. ZUCKER, DEBORAH K. FULTON and JAMES R. BOYLE, or any of them, as attorneys, agents and proxies with power of substitution, and with all powers the undersigned would possess if personally present, to vote all shares of common stock of Midway Games Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 22, 2006 and at all adjournments thereof.
     The shares represented by this Proxy will be voted in accordance with the specifications made by the undersigned upon all of the following proposals, more fully described in the accompanying Proxy Statement. If no instructions are given by the undersigned, the shares represented by this Proxy will be voted “FOR” the election of the nominees for directors designated by the Board of Directors in proposal 1, and “FOR” proposal 2.

(Continued and to be signed on reverse side)

MIDWAY GAMES INC.
P.O. BOX 11096
NEW YORK, N.Y. 10203-0096
PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE ENCLOSED FOR THIS PURPOSE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.
Votes must be indicated (x) in Black or Blue ink. ☑
1.	Election of eight (8) Directors.

FOR all nominees listed	WITHHOLD AUTHORITY	*EXCEPTIONS ☐
except as marked ☐	to vote for all nominees listed ☐
NOMINEES: William C. Bartholomay/ Peter C. Brown/ Joseph A. Califano, Jr./ Kenneth D. Cron/ Shari E. Redstone / Ira S. Sheinfeld / Robert J. Steele/ Robert N. Waxman
     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “EXCEPTIONS” box and write that nominee’s name in the space provided below.)

*EXCEPTIONS:

2.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2006.

FOR ☐	AGAINST ☐	ABSTAIN ☐
     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
Please sign exactly as your name or names appear hereon, and when signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If signatory is a corporation, sign the full corporate name by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

To change your address, please mark this box: ☐

Date:

Share Owner sign here

Co-Owner sign here